Exhibit 10.130

UK SUB PLAN TO FEDERATED HERMES, INC. STOCK INCENTIVE PLAN

(Amended as of January 31, 2020)

Neither this document, nor any stock award agreement connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan to the Federated Hermes, Inc. Stock Incentive Plan (the “Sub-Plan”). The Sub-Plan is exclusively available to bona fide UK employees and former employees of Federated Hermes, Inc. or any of its subsidiaries.

UK SUB-PLAN TO THE
FEDERATED HERMES, INC.
STOCK INCENTIVE PLAN

Additional terms and conditions for Awards received by Participants tax resident in the UK, pursuant to Section 4.1(c) of the Federated Hermes, Inc. Stock Incentive Plan as amended (the “Federated Plan”).

1.	The purpose of this Sub-Plan is to provide incentives for UK Participants (as defined below) through the grant of Awards over shares of Class B Common Stock of Federated Hermes, Inc. (the “Company”).

2.
This Sub-Plan shall apply to all UK Participants. In the event that a Participant becomes a UK Participant subsequent to the grant of an Award under the Plan, then such Award shall immediately and automatically be amended in a manner consistent with this Sub-Plan unless otherwise determined by the Board Committee.

3.	Capitalized terms used in this Sub-Plan are defined in the Plan, subject to the provisions of this Sub-Plan.

4.	References to Incentive Stock Options and Non-qualified Stock Options shall not apply to Options granted under the Sub-Plan.

5.	Any Options granted under this Sub-Plan shall be designated as Non-tax advantaged Options.

6.
This Sub-Plan is governed by the Plan and all its provisions shall be identical to those of the Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the following provisions shall be as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales:

7.	SECTION 2. Definitions.
The following definition shall be amended to read:
“Plan” means the Federated Plan as modified by this UK Sub-Plan.
The following definitions shall be added for the purposes of the UK Sub-Plan:
“Award Agreement” means the agreement under which an Award is made or granted.

“Award Shares” means the Shares subject to or comprised in an Award.
“Clawback Amount” means the amount determined under Section 14.3.
“Employee” means an employee or full-time director of the Company or any Group Company.
“Group Company” shall mean the Company and its subsidiaries (within the meaning of that term in section 1159 of the UK Companies Act 2006).
“HMRC” means HM Revenue & Customs.
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
“Joint Election” means an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992), which has been approved by HMRC for the transfer of the whole of or any liability of the Secondary Contributor for any Secondary NIC Liability.
“Non-tax advantaged Option” shall mean an Option over Shares that is neither an option granted pursuant to a CSOP scheme under Schedule 4 ITEPA nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA.
“Personal Representative” shall mean the personal representative(s) of a UK Participant (being either the executors of his or her will or if he or she dies intestate the duly appointed administrator(s) of his or her estate) who have provided to the Board Committee evidence of their appointment as such.
“Secondary Contributor” shall mean a person or company who has a liability to account (or pay) the Secondary NIC Liability to HMRC.
“Secondary NIC Liability” shall mean any liability to employer’s Class 1 National Insurance contributions to the extent arising from the grant, vesting, exercise, release or cancellation of an Award or arising out of the acquisition, vesting, retention and/or disposal of the Shares acquired pursuant to an Award, where such liability may be recovered from the Participant by the Secondary Contributor under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or transferred to the Participant under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.
“Section 431 Election” shall mean an election made under section 431 of ITEPA.
“Share” shall mean share of Class B Common Stock of the Company.
“Taxable Event” shall mean any occasion on which a UK Tax Liability and/or Secondary NIC Liability arises in connection with an Award or any Shares acquired under it, including but not limited to the grant, vesting, exercise, assignment, release, cancellation or other disposal of an Award or arising out of the acquisition, vesting, retention and/or disposal of the Shares acquired pursuant to an Award or otherwise pursuant to an award of Shares under the Plan.
“UK Participant” means a Participant resident in the United Kingdom for United Kingdom tax purposes, or otherwise within the scope of United Kingdom taxation on employment income as a result of duties performed in the United Kingdom.

“UK Group Company” shall mean a Group Company which is incorporated in the UK.
“UK Tax Liability” shall mean any liability or obligation of the Company and/or any Group Company, including any UK Group Company, to account (or pay) for income tax (under the United Kingdom withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance contributions in the United Kingdom to the extent arising from the grant, exercise, vesting, assignment, release, cancellation or any other disposal of an Award or arising out of the acquisition, retention and disposal of the Shares acquired under this Plan.

8.	SECTION 4.2 Designation of Participants.
For the purposes of the UK Sub-Plan, Section 4.2 of the Federated Plan shall read as follows:
“Participants shall be selected, from time to time, by the Board Committee, from those Employees of the Company and any Group Company who, in the opinion of the Board Committee, have the capacity to contribute materially to the continued growth and successful performance of the Company. Outside Directors and any other person who is not an Employee may not be granted Awards under this Sub-Plan.”

9.	SECTION 5.4 Transferability of Options.
For the purposes of the UK Sub-Plan, Section 5.4 of the Federated Plan shall read as follows:
“Options granted under the Sub-Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of in any manner other than on the UK Participant’s death to the UK Participant’s Personal Representative, and may be exercised during the lifetime of the UK Participant, only by the UK Participant.”

10.	SECTION 6.5 Transferability of SARs.
For the purposes of the UK Sub-Plan, Section 6.5 of the Federated Plan shall read as follows:
“SARs granted under the Sub-Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of in any manner other than on the UK Participant’s death to the UK Participant’s Personal Representative, and may be exercised during the lifetime of the UK Participant, only by the UK Participant.”

11.	SECTION 12.1 Rights of Employees.
For the purposes of the UK Sub-Plan, Section 12.1 of the Federated Plan shall read as follows:
“The rights and obligations of any individual under the terms of his or her office or employment with the Company or any Group Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Group Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any affiliate. An individual who participates in the Plan waives any and all rights to compensation or damages in consequences of the termination of his or her office or employment for any reason whatsoever (whether or not such termination is wrongful or unfair) insofar as those rights arise or may arise from his or her ceasing to have rights under an Award as a result of such termination. The grant of an Award does not imply that any further Award will be granted or that a Participant has any right to receive any further Award.”

12.	SECTION 12.2 Tax Withholding.
For the purposes of the UK Sub-Plan, the words “tax withholding requirements” shall be generally understood to include any sums due pursuant to any UK Tax Liability and (if applicable) Secondary NIC Liability.

13.	SECTION 12.10 Transferability of Awards.
For the purposes of the UK Sub-Plan, Section 12.10 of the Federated Plan shall read as follows:
“Notwithstanding anything to the contrary contained in this Plan, Shares subject to any Performance Share Award or Restricted Stock Award may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time, on such terms and conditions as may be determined by the Board Committee. For the avoidance of doubt, Stock Options and Stock Appreciation Rights may not be transferred.”

14.	SECTION 12. Miscellaneous.
For the purposes of the UK Sub-Plan, a new Section 12.13 shall be added as follows:
“No term of the Plan or any Award Agreement shall be construed so as to require the Company or the Board Committee to grant, or alter the terms of, any Option to a UK Participant so as to confer any “tax-advantaged” status on that Option for United Kingdom tax purposes.”
For the purposes of the UK Sub-Plan, a new Section 12.14 shall be added as follows:
“The Board Committee may provide in an Award Agreement that the grant, satisfaction, vesting or exercise of an Award (or any portion thereof) or the purchase of Shares, is conditional upon the UK Participant making or refraining from making a Section 431 Election with respect to the Shares acquired pursuant to the grant, satisfaction, vesting or exercise of such Award or otherwise. If a UK Participant makes a Section 431 Election in respect of any Shares so acquired, such election shall be made no later than fourteen (14) days from the date of acquisition of the Shares.”
For the purposes of the UK Sub-Plan, a new Section 12.15 shall be added as follows:
“The Board Committee may provide in an Award Agreement that the grant, satisfaction, vesting or exercise of an Award (or any portion thereof) or the purchase of Shares, is conditional upon the UK Participant either making a Joint Election, or indemnifying the Company and/or any Group Company in respect of any Secondary NIC Liability, with respect to the Shares acquired pursuant to the grant, satisfaction, vesting or exercise of such Award or otherwise.”

15.	SECTION 13. Malus and Clawback.
For the purposes of the UK Sub-Plan, a new Section 13 shall be added as follows:
“13    Malus and Clawback

“13.1    This Section 13 applies in relation to an Award if (a) either or both of Sections 13.2 and/or 13.3 apply, and (b) Section 13.4 applies.
“13.2    This Section 13.2 applies in relation to an Award if the Board Committee, at its discretion, determines that any of the following circumstances exist:
(a)    the Participant has participated in or was responsible for conduct which resulted in significant losses to a Group Company,
(b)    the Participant has failed to meet appropriate standards of fitness and propriety,
(c)    the Company has reasonable evidence of fraud or material dishonesty by the Participant,
(d)    the Company has become aware of any material wrongdoing on the part of the Participant,
(e)    the Participant has acted in a manner which in the opinion of the Board Committee has brought or is likely to bring any Group Company into material disrepute or is materially adverse to the interests of any Group Company,
(f)    there is a breach of the Participant’s employment contract that is a potentially fair reason for dismissal,
(g)    the Participant is in breach of a fiduciary duty owed to any Group Company or any client or customer of a Group Company,
(h)    the Participant participates in a ‘lift out’ of a team or group of employees, or whether alone or with others entices or otherwise encourages a team or group of employees to move to another firm,
(i)    a Participant who has ceased to be an Employee was in breach of his or her employment contact or fiduciary duties in a manner that would have prevented the grant, vesting or exercise of the Award had the Company been aware (or fully aware) of that breach, and which the Company was not aware (or fully aware) until after either (1) both the Participant’s ceasing to be an employee and the time the Award Shares were acquired by the Participant pursuant to the Award, or (2) there was a material error in determining whether the Award should be granted or determining the size and nature of the Award.
“13.3    This Section 13.3 applies in relation to an Award if the Board Committee, at its discretion, determines that either of the following circumstances exist:
(a)    a Group Company mis-stated any financial information (whether or not audited) for any part of a financial year that was taken into account in (i) determining whether the Award should be made, or (ii) determining the size and nature of the Award, or
(b)    a Group Company or business unit that employs or employed the Participant, or for which the Participant is responsible, has suffered a material failure of risk management.
“13.4    This Section 13.4 applies in relation to an Award if the Board Committee, at its discretion, determines that, if the circumstances mentioned in Section 13.2 or 13.3 had existed, and the Board

Committee had been fully aware that they existed at the date on which the Award was granted, then either (a) the Board Committee would not have granted the Award, or (b) the Board Committee would have granted the Award in relation to a smaller number of Shares.
“13.5    If the Board Committee makes a determination in relation to an Award under this Section 13, it must do so within three years of becoming aware of the circumstances mentioned in Sections 13.2 or 13.3.”

16.	SECTION 14. Operation of Malus and Clawback.
For the purposes of the UK Sub-Plan, a new Section 14 shall be added as follows:
“14.1    This Section 14 applies to an Award if Section 13 applies to the Award.
“14.2    If at the date of the determination under Section 13.4, Award Shares (or some of the Award Shares) have not yet been issued or transferred to the Participant, the Board Committee may determine to cancel the Award to the extent that Award Shares have not yet been issued or transferred to the Participant, or to reduce it by such number of Shares as the Board Committee considers to be fair and reasonable, taking into account all circumstances that the Board Committee considers to be relevant.
“14.3    If at the end of the determination under Section 13.4, Award Shares (or some of the Award Shares) have been issued or transferred to the Participant, the Board Committee may determine a Clawback Amount in relation to the Award.
“14.4    The Clawback Amount shall be such amount as the Board Committee considers to be fair and reasonable, taking account of all circumstances that the Board Committee considers to be relevant, but shall not be more than either (a) the Fair Market Value of the Award Shares measured on the date or dates of the Taxable Event or Taxable Events in relation to the relevant Award Shares, or (b) the Fair Market Value of the Award Shares measured on the date of the determination.
“14.5    If the Participant has paid or is liable to pay any amount of a UK Tax Liability which cannot be recovered from or repaid by any relevant tax authority (whether directly or indirectly), the Board Committee may in its discretion decide to reduce the Clawback Amount to take account of this amount. In deciding whether to reduce the Clawback Amount, the Board Committee shall take account of such factors as it thinks fit, which may include market practice, corporate governance rules and guidelines, and the expectations of shareholders.
“14.6    For the avoidance of doubt, the Board Committee is not obliged to determine a Clawback Amount in relation to any particular Award, even if the Board Committee does determine a Clawback Amount in relation to other Awards to the same or other Participants which were granted or which vested on the same date or dates.
“14.7    The Participant shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board Committee, on or as soon as possible after the Board Committee determines a Clawback Amount in relation to the Award. If the Participant fails to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from the Participant in any (or a combination of) the following ways:
(a)    by reducing or cancelling any Options that the Participant has not exercised,

(b)    by reducing or cancelling any Award (other than an Option) where the Award Shares have not yet been issued or transferred to the Participant,
(c)    by reducing or cancelling any cash bonus payable to the Participant by any Group Company,
(d)    by reducing or cancelling any future or existing Award made or granted to the Participant under any other share incentive plan or bonus plan operated by any Group Company (other than a Schedule 2 SIP or a Schedule 3 SAYE option plan, as those terms are defined in ITEPA),
(e)    by requiring the Participant to transfer any Shares acquired by the Participant under any Award to the Company or such other person as the Company may direct for no consideration,
(f)    by requiring the Participant to make a cash payment to a Group Company, or
(g)    by reducing the Participant’s salary.
“14.8    If the Participant participates in another share incentive plan or bonus plan operated by a Group Company, and that other plan contains a provision that has similar effect to this Section 14, the Board Committee may give effect to that provision in any of the following ways:
(a)    by reducing or cancelling any Options that the Participant has not exercised, or
(b)    by reducing or cancelling any Award (other than an Option) where the Award Shares have not yet been issued or transferred to the Participant.
“14.9    It is a condition of the issue or transfer of Award Shares to a Participant that the Participant, if requested to do so by the Board Committee, sign an acceptance notice (which may form part of the Award Agreement in relation to the relevant Award) declaring an irrevocable agreement to the terms of this Section 14.”

UK Sub-Plan adopted October 25, 2018